EXHIBIT 99.1

National Penn Bancshares, Inc. 2nd Quarter 2010
Earnings Webcast Transcript
Thursday, July 29, 2010 – 1:00 p.m. ET

Scott V. Fainor; National Penn Bancshares; President & CEO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares; GEVP & Chief Risk Officer

Operator:
Thank you. Good afternoon. And welcome to the National Penn Bancshares' Second Quarter 2010 Earnings Call. Please note that this call is being recorded. At the end of the prepared remarks, there will be a live question-and-answer session with analysts. All callers will be in a listen-only mode during the prepared remarks.

This call and the accompanying presentation slides will be archived on National Penn's Investor Relations website following the live call. A transcript of today's call and the slides will also will be furnished on SEC Form 8-K. National Penn's earnings release was furnished earlier today to the SEC on a Form 8-K and is also on the Investor Relations website.

I will now turn the conference over to National Penn's President and CEO, Scott Fainor. Please go ahead sir.

Scott V. Fainor, President, and Chief Executive Officer

Thank you. And thank you to everyone joining our second quarter earnings webcast conference call today. I'm joined today by Mike Hughes our Chief Financial Officer and Sandy Bodnyk, our Chief Risk Officer who will be giving some more in-depth analysis after my introductory remarks. But before we start, please take a moment to review Slide 1 regarding our Safe Harbor disclosure with regards to our forward-looking statements and non-GAAP financial measures.   [Pause]  Thank you.

I am very pleased to report our positive progress as it relates to the second quarter financial results. As we have continued to communicate our strategic objectives since January of 2010, these results we'll review with all of you today will demonstrate that National Penn has moved to a more offensive position. The significant highlights for the quarter are asset quality improvement all around. Non-performing loans decreased by 18%, classified loans decreased 4% during the quarter, loan loss provision decreased $7.5 million to $25 million as our net charge-offs were relatively flat. We continue to improve our fundamentals. The net interest margin expanded to 3.5% and our efficiency ratio reflects our expense controls which has been reduced to 58%.

Our adjusted net income continued to improve. Exclusive of our previously announced divestiture of Christiana Bank & Trust and BOLI [Bank-owned life insurance], which we pre-announced in June, our adjusted net income for the quarter was $0.08 per diluted common share. We remain cautious about the impact of the local economy but the trends are directionally correct as asset quality measures continue to improve as I stated earlier.

Let me now turn the presentation over to Mike Hughes to discuss some more specifics of our financial performance for the second quarter.

Michael J. Hughes, Group Executive Vice President and Chief Financial Officer

Thank you, Scott. I'll turn your attention to Slide 3 and as you look at the slide you can see that the reconciling items we have between reported income and adjusted income are few in number. That's the good news. We certainly looked and discussed previously the Christiana divestiture and the BOLI redemption.  Although they impacted the quarter's earnings, they were a non-cash charge and had virtually no current impact on capital ratios. The other item you see there is the accounting convention where we mark our own trust preferreds to market. The market value of our trust preferreds decline from 23.85 at the beginning of the quarter to 23.26 resulting in net income in the quarter and as you can see, as Scott previously mentioned, adjusted EPS [earnings per share] of $0.08 per share.

On Slide 4, you can see the trend in the net interest margin, again directionally very favorable and strong. I would note that the trend is starting to flatten as we move into this quarter. Nonperforming assets during the quarter impacted the margin by about 10 basis points. And as we've repriced the CD [certificates of deposit]  portfolio and looked at deposit pricing, CDs have decreased from 42% at June 30th of '09 to 36% at June 30th of '10 as a percent of total deposits. Now we anticipate that the margin will trade within a narrow band for the remainder of the year influenced by many factors and primarily driven by loan volumes.

Slide 5 looks at non-interest expense. The expenses grew at a growth rate of 1% quarter-over-quarter. You can see the trend at the bottom of the slide as it relates to the efficiency ratio, very constant, and is a culture here at Nat Penn to be in the upper 50% range and well-controlled quarter-to-quarter.

Slide 6, looking at other income. On a quarter-to-quarter basis other income increased by 5%. Let me talk a little bit about the pending legislation and the impact of Regulation E. Although it's early to estimate, I'll just give you some color that on an annual basis that income approximates $9 million for National Penn. We continue to make good progress on our opt in. As you might suspect, there is a low percentage of customers that account for the greater portion of that overdraft income. It is a service that customers are willing to pay for and the opt in percentages are very favorable.

Turning your attention to Slide 7, and looking at beginning capital ratios. This slide is the leverage ratio at the bank level. And as you can see, over the first two quarters of the year, we've increased that ratio from 7.86% to 8.6%, again done without raising incremental capital and adding incremental shares and done without diluting the net interest margin. That accretion is reflective of the deleveraging strategy we implemented primarily in the first quarter, the internal generation of capital at the bank, improved our earnings profile outlook.  This, as well as tax management strategies, allowed us to reinstate a portion of the deferred tax asset.

Slide 8, I think begins to illustrate what we're going to talk about in the next couple of slides, is the strength of the balance sheet. And if you look at the left hand columns at June 30, 2010, you can see the capital ratios both at the holding company and at the bank level are very strong, exceeding all regulatory requirements. And as you move out on the slide, to the right hand, you can see what the pro forma ratios are - 9.80% pro forma for the divestiture of Christiana.

When you look at these capital ratios in conjunction with the next slide, Slide 9 and our asset quality, I think it gives you an indication of the strength of the balance sheet. Non-performing loans as a percent of total loans declined to 1.72% from 2.03% and as a comparison at March 31, you can see the peer group is about 50% higher. Our coverage ratio increased to 155% of non-performing loans, as Scott mentioned, a function of the decline in nonperforming as the reserve was relatively flat. And our coverage increased from 128% compared to a peer group of 68%.

With that, I'll turn it over to Sandy.

Sandra L. Bodnyk, Group Executive Vice President and Chief Risk Officer

As Mike and Scott have noted, we are pleased to report a decrease in classified loans following three quarters of stabilization. This reduction occurred in all categories C&I [commercial and industrial], CRE [commercial real estate] and retail, and it's a result of the continued risk identification efforts and the focused workout strategies that we've discussed with you in prior quarters.

On Slide 11 and in your financial highlights, you'll see us reflecting fourth quarter stabilization of our nonperformers and then an 18% decrease this quarter in nonperforming loans and 12% decrease in nonperforming assets. At the same time, charge-offs have remained stable for five quarters. Reductions in non performing also occurred in all categories and we've effectively utilized charge-offs to manage our nonperforming loan levels.

Two items of particular note, the reduction in residential mortgages reflects the sale of $8.5 million of purchased mortgages from prior acquisitions that had credit quality characteristics that were uncharacteristic of the core portfolio. We also had an increase in ORE [other real estate] during this quarter, $6.6 million that relates to two properties - a 300 unit student housing property and a residential development credit.

Slide 12 illustrates our risk profile by loan type. Commercial loans represent 45% of the portfolio, real estate loans represent 21% and consumer credit 32%. This has been a stable mix. Real estate construction declined by $30 million during the quarter and represents 6% of the portfolio. This is the portfolio that's demonstrated the greatest challenge in this economic cycle with 33% classified and 10% NPA [non-performing assets].

As we've discussed in prior quarters and on Slide 13, our non-performing assets and charge-offs remain concentrated in the southeastern Pennsylvania geography. This is the region that's experienced the greatest expansion in development and in property values and has experienced the most stress within the portfolio in this environment.

In summary, we have a strong asset review process in place. We've staffed highly experienced workout units to address problem asset reductions. And we're continuing to experience stabilization and now reduction in both classified and non-performing levels. Our NPAs have been charged down and specifically reserved by 39%, our ALLL [allowance for loan and lease losses] NPA coverage level is strong at 155% and the ALLL now represents 2.68% of loans.

Scott V. Fainor, President and Chief Executive Officer

Thank you, Sandy. Let me conclude with a few comments from Slide 14. First, we have positive momentum here at National Penn. Our banking teams are in the field. They are focused with current customers and new customers and prospects. We're focused on increasing our loan pipeline and increasing our core deposits that we're bringing into the right categories for the deposit mix and overall increasing in fee income in our other lines of business.

From a balance sheet management standpoint, our balance sheet has never been stronger. Some of the negative short-term impact within the quarter is overridden by improving holding company liquidity, our capital levels, and earnings for the longer-term. Improvements in asset quality, as you heard from both Mike, Sandy, and my previous comments, shows a demonstrated progress and a focus.  We're encouraged by the trends that we show in the second quarter. Reduced provision for loan losses, non- performing loans which decreased 18% to $99 million, improved coverage of allowance to non-performing loans to a 155% is a strong statement. Also, continued well-controlled expense management and our non-banking businesses continue to perform well.

We're continuing to meet and exceed regulatory expectations. TARP repayment will be when appropriate and in a shareholder-friendly manner. And we're going to efficiently and effectively continue to use capital. Improvements in our capital ratios will continue. Our tier 1 leverage ratio at National Penn Bank increased to 8.6%. We continue to remain focused on long-term profitability and enhancing shareholder value. Our fundamentals are strong. Our pre-tax pre-provision income is increasing. We will stay focused on playing offense now, and delivering on our strategic objectives throughout 2010, and this will be to internally generate capital which will drive our longer term profitability. So with that, I thank you all for being part of this call and I now would open it up to the question and answer part of the webcast.

QUESTION AND ANSWER SESSION

Operator: Our first question comes from the site of Mac Hodgson with SunTrust. Please go ahead.

<Q - Mac Hodgson>: Just a couple of questions. One, Mike, could you go through the comment you made on the DTA [deferred tax asset] again about reinstating some of that and the Tier 1 again?

<A - Michael Hughes>: Yes, the deferred tax asset in the quarter dropped from about $89 million to $75 million. Additionally, when we did some of the things from a tax planning perspective - the surrender of BOLI and as you saw some of the reduced provisioning - we had the ability to reinstate some of that deferred tax asset and we reinstated about $7 million at the holding company and $10 million at the bank.

<Q - Mac Hodgson>: Then, is it reasonable to assume as trends continue in the direction they are that similar reinstatements will occur in future quarters?

<A - Michael Hughes>: I think we will have reinstatement in future quarters at slower rates.

<Q - Mac Hodgson>: Can you update us on liquidity at the holding company? I know I think pro forma with Christiana, it was supposed to be maybe around $87 million or so. Anything change there?

<A - Michael Hughes>: Not really. We're still in the same general area on a pro forma basis - we're looking at that $85 to $90 million range.

<Q - Mac Hodgson>: And do you feel there are other ways to supplement that liquidity position in the next couple quarters?

<A - Michael Hughes>: We continue to look at that. We really don't have any specific at this time, but as you can imagine that's a focus of ours.

<Q - Mac Hodgson >: Okay, great. I noticed at the end of the quarter or period end, it looks like there is a decent build-up of interest bearing deposits relative to the end of the first quarter. I don't know if that’s just a timing thing. Anything going on there?

<A - Michael Hughes >: I think if you look at deposits on average for the quarter, CDs decline about $200 million on average and core deposits increased about $90 [million], so the trend that we see there is, I think with the general rate environment and customer’s accumulation of cash, that there is more a tendency to stay short rather than long. And, we have been very disciplined in how we price those CDs. As we see loan demand soften somewhat, we're managing the size of the bank. So, I wouldn’t read a lot into deposit levels other than disciplined pricing on the CD portfolio and an increase in core. We talked about the increase in mix. We think long-term that bodes well for the company.

<Q - Mac Hodgson >: I was speaking a little bit more to the asset side.

<A - Michael Hughes >: You’re talking more about the FED [Federal Reserve] account. I think that is an opportunity for us going forward. The liquidity right now is at $500 or $600 million and we certainly will look at that moving out on the curve somewhat, as we manage the investment portfolio.

<Q - Mac Hodgson >: Scott. A couple of questions related to the relationship with the regulators.   Can you give us any color on the timing of the next regulatory exam and how quickly you think you're going to complete the agreement?

<A - Scott Fainor>: As we stated previously, we have good relationships with all of our regulators, our primary regulators, the Office of the Comptroller of Currency. We work with them on multiple exams that are going on at multiple times with a bank of our size and we continue to meet and exceed our regulatory guidelines, as we stated in our comments today. So, we'll continue to report in future quarters any progress that we're making but we feel good about our progress that's been made to date.

<Q - Mac Hodgson >: And would you think that the informal agreement would need to be lifted before the company could repay TARP?

<A - Scott Fainor>: Once again there are multiple items that we would need to continue to put into context but, we're building capital. We're building liquidity. Asset quality has become much better. The trends are much better in the quarter. So our focus is really reducing problem assets, while maintaining a solid level of capital and liquidity and as those trends continue and we continue to build our ongoing future profitability as we've stated, then we'll address those things at that time.

Operator: Our next question comes from the site of Mike Shafir with Sterne Agee. Please go ahead.

<Q - Mike Shafir>: I was just wondering if you could provide a little bit more detail on the impact of Regulation E because - and as we start to look into the third quarter, it seems like those fees will definitely start to be impacted and I was wondering, how long have you guys been contacting your depositors and what kind of response you're getting? And then, if you could provide any more specific detail on the kind of dollar impact?

<A - Michael Hughes>: Right, I guess we'd say maybe it is too early in the game to quantify the dollar impact. One thing we're looking at is - we have some grandfathered products from some previous acquisition. So we're looking at structure and other ways to offset. Do we think there'll be some compression there? Yes, but of the customers that we have contacted and we obviously prioritized by the higher-using customers, the opt-in rate is in excess of 80% and probably higher. So we do believe and I'm sure you've heard this from others, that it's a service that customers are willing to pay for and want to have. We do think there will be some compression. We're looking for other ways to offset it.

<A - Scott Fainor>: Mike [Shafir], just one additional comment on top of Mike's [Hughes] is that, we started the calling process in April and in May and that calling process involved all of our line bankers that were tied to these customers. But I think I said in the first quarter report in April, we did see a decline in our overdraft fee income at that time and we saw our average deposit number in our accounts increase. So we think because people were learning more about the overdraft Regulation E item coming to bear, and started reducing debt and building cash balances, part of that is already in the run rate that you're seeing today. It may not be the full amount as Mike [Hughes] stated, but part of the reduction is already in the run rate today.

<Q - Mike Shafir>:  As we think about the tax rate moving forward, what are you guys comfortable with?

<A – Michael Hughes>: Well, as we've said before, it is difficult to give specific guidance. I'll say this.  If you take away the BOLI impact in the quarter, the effective tax rate is about 17%. I think historically, if you have looked at National Penn, it's in that 20% to 25% range. But again based upon where the profitability levels are currently and the level of tax free income, I think you'll see that bounce quarter-to-quarter.

<Q - Mike Shafir>: And then as we speak to the margin, you did say that, you felt like that pick-up from the deposit re-pricing side is definitely starting to slow down? With all the excess liquidity and it seems to follow-up on the comments before, I'm assuming you guys are investing that relatively short, so the yield in the securities portfolio on a sequential basis looks like they are coming in and that offset on the CD side is starting to wane.  Would that be accurate?

<A – Michael Hughes>: We do think that, as to the impact on the margin of re-pricing the deposit side, there will be some benefit but at a declining rate. And therefore, when we look at the margin, we're looking at loan volumes and the ability as pointed out earlier to take some of that "excess liquidity" out on the curve a little bit.

Operator: Your next question comes from the site of Christopher Marinac with FIG Partners. Your line is now open.

<Q - Christopher Marinac>: Scott, I was wondering if Sandy could give us a little more color about TDRs [troubled debt restructures,] and to what extent that is an option for you as you resolve any future credits as they come up?

<A - Sandra Bodnyk>: Chris, at this stage, we have only used the TDR methodology around our HAMP [home affordable modification program]-like residential modification program. We have not used it in terms of our C&I or real estate portfolios, because we think moving them up and out is a better strategy for the bank. We obviously will analyze that as we go and where we see an opportunity, we'll make a judicious call on it.

<Q - Christopher Marinac>: Okay, great. And then Scott, just a probably bigger picture question. What has to happen before acquisitions are interesting to the bank, and I realize this may not be a near-term topic, but just thinking it out in the future? What do you want to see before it's interesting to even consider something?

<A - Scott Fainor>: Well, I think we have continued to say that, we're focusing in on our core banking operation. We want to make sure that, all of the process and the policy that we put in place around loan quality, around continuing to bring our company back to a level of profitability that can work together with these higher levels of capital that we're holding, all works. And I think that when we see the continued trend of reduction in problem assets, our strong capital foundation that we continue to build and then increases in profitability, then I think you're going to see a continued look for growth through acquisition. But we’ve tended to stay focused on our company. We still have what I would consider to be an ability to drive more revenue within our firm by getting back on the offense.  As we play more offense, we're going to continue to be able to compete in this market from a position of strength and I think that's where we're at this time.

Operator: Our next question comes from the site of the Andy Stapp with B. Riley. Your line is open.

<Q - Andrew Stapp>: A lot of banks are reporting that some customers are feeling increasing stress due to the prolonged nature of the weak economic environment.  To what extent are you seeing that?

<A - Sandra Bodnyk>: Andy, this is Sandy. I watch those signs very carefully as we go through our watch list process at the end of each quarter. And I will tell you that I think our customer's insight at the end of the first quarter was that they were feeling much more positive about the third and fourth quarter than we heard at the end of the second quarter. That doesn't necessarily translate into predicting they're going to have more loan problems but I think it translates into the fact that they'll be more cautious about their investment activities and borrowing pattern.

<A - Scott Fainor>: Andy, I have been doing a lot of customer calls with the banking teams over the course of the last five months. And I would say I've not seen changes from five months ago. Customers and companies are still cautious about where the economy is going and where the administration is taking the economy. And I think that caution means building cash on their balance sheets, not hiring people, and they are waiting to see how the economy strengthens or at least stabilizes within the markets we serve. So, it's going to be slow-going. We are cautiously optimistic, but we think it's just going to take time.

<Q - Andrew Stapp>: So there has been no change in the pipeline?

<A - Scott Fainor>: I think we're seeing some new opportunities within the pipeline. But I wouldn't say that our pipelines are at any levels that, once again, we feel that they are going to need to be. I think that the banking teams are now playing more offense are going to be and are competing more strongly within the markets looking at other accounts. But it's going to be deposits, it's going to be other lines of business we have in fee income, and I think we're not going to see as much new loan activity in the near-term.  We did originate $225 million worth of loan volume in the quarter. So we're still doing business, it's just that we want to do more and it's not totally there.

Operator: Our next question comes from the site of Damon DelMonte with KBW. Please go ahead, your line is open.

<Q – Timur Braziler>: This is actually Timur Braziler with KBW.  Just a couple of questions. The first is, how large is the interchange portion of your service fees, and are you guys expecting or have you done any kind of calculation to see what the potential impact would be of the Durbin Amendment?

<A – Michael Hughes>: We have not, because we really haven't seen the final Regulations, to know what that is, but the annual fee income is in that $9 million range - $9 to $10 [million].

<Q – Timur Braziler>: Okay. And next question is on the competitive landscape, particularly with the entry of First Niagara.  Are you still seeing kind of some irrational pricing going on in the commercial side?  Are you bumping up against them?

<A - Scott Fainor>: We compete against First Niagara and we hold them in very high regard as we do all of our competitors. We will continue to as a company play offense - we're going to continue to try to take advantage of disruption in the market - we have our professional teams out there. We're leveraging our franchise, and whether it is with First Niagara or any other competitor, we're going to compete professionally and very diligently to win business. And we have been winning business.

<Q – Timur Braziler>: Regarding TARP, is there any kind of internal metrics that you're keeping track of that would trigger the repayment of it?

<A - Scott Fainor>: Well there are many metrics that we follow within our company for multiple strategic objectives. I think that our goal is to reduce problem assets, continue to keep capital strong, return the company to profitability and, as we've said today, get our banking teams out there playing much more offense than we may have done in the past several quarters. We're doing all of that. So we are going to focus in on repayingTARP in a shareholder friendly way either in part or in whole. And as we continue to have that strategic objective come together we'll be continuing to communicate that to our investors.

<Q – Timur Braziler>:  Thank you very much.  Very nice quarter.

Operator: And our next question comes from the site of Avi Barak with Sandler O'Neill. Please go ahead.

<Q - Avi Barak>: Just thinking about what Nat Penn wants to look like going forward and in light of your comments regarding the sale of Christiana to a Delaware based bank and in conjunction with your comments regarding wanting to repay TARP in a shareholder friendly way as possible. Would you consider selling off that Nittany Bank division part of the franchise which is a little bit offset from the core piece of the franchise and maybe to someone that's more concentrated in those central PA markets?

<A - Michael Hughes>: When we look at that, and the contribution of Nittany is pretty significant to the company, that's been a good acquisition for us.  Although it's geographically removed, it has been a strong performer. And I think from a core franchise perspective, it's something that we will look at.  As a strategic alternative that's not high on our list nor do I think that would be something that we would pursue. Again, the other thing I'd point out about Christiana is that as it is a subsidiary of the holding company, we had a chance to enhance liquidity at the holding company.

<A - Scott Fainor>: I'd just add to Mike's comments that, we continuously review line of business profitability, we review product profitability, and we review our service levels of profitability. And we'll continue to keep doing that. Our Nittany Bank division has a very good group of professionals that are working in a very good market.  It's had low unemployment and thus it has had very good metrics that have helped us to strengthen our company with all of the different items that I just covered in the last question. So our goal is to strengthen this company even more so than it is today. It's to get the company's problem assets to be reduced and continue that trend, it’s to continue to return the company to profitability, and it’s to continue to keep us on the offense to a be a strong competitor as we have been, and to bring new levels of revenue back into this company.

Operator: There are no further audio questions at this time.

Scott V. Fainor, President and Chief Executive Officer

In closing, I want to thank everyone again for your participation on today's call. And once again, have a great week. Thank you very much.